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                                                                    EXHIBIT 99.3

                  Letter to DTC Participants or Other Custodian
                                    regarding

                                OFFER TO EXCHANGE


                  A combination of Subordinated Notes due 2012
                                       of
                              Banco Santander Chile
                         and a US dollar amount in cash


                           for any and all outstanding
                         7% Subordinated Notes due 2007
                                       of
                              Banco Santander Chile

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  THE EXCHANGE OFFER WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON , 2003,
  UNLESS EXTENDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE
   RELATED PROSPECTUS (SUCH TIME, AS MAY BE EXTENDED, THE "EXPIRATION TIME").
             TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.
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To The Depository Trust Company Participants or Other Custodians:

         Banco Santander Chile, a sociedad anonima bancaria organized under the laws of Chile (the "Bank"), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated December , 2002 (the "Prospectus") and the letter of transmittal (the "Letter of Transmittal") (as these documents may be amended or supplemented), a combination of up to US$300 million aggregate principal amount of Subordinated Notes due July 18, 2012 of the Bank (the "New Notes") plus a US dollar amount in cash (determined as set forth in the Prospectus under the heading "The Exchange Offer") for up to US$300 million aggregate principal amount of the Bank's 7% Subordinated Notes due July 18, 2007 (the "Old Notes"). As set forth in the Prospectus, the New Notes are identical in all material respects to the Old Notes, other than the maturity date and the interest rate. The interest rate on the New Notes will be determined based on the Benchmark Treasury Yields on the third business day prior to the Expiration Time. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Prospectus, disregarding whether they are capitalized therein.

         Enclosed herewith are copies of the following documents:

                  1.  Prospectus dated December       , 2002;

                  2.  Letter of  Transmittal  (Please  Note:  The Letter of

         Transmittal may not be used to tender Old Notes, which may only be tendered through ATOP);

                  3.  Notice of Guaranteed Delivery;

                  4. Instruction to DTC Participant or Other Custodian from Beneficial Owner; and

                  5. Letter which may be sent to beneficial owners of Old Notes for whose account you hold book-entry interests in Old Notes in your name or in the name of your nominee.

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         Your prompt action is requested. Please note that the exchange offer will expire on the Expiration Time. Please furnish as quickly as possible copies of the enclosed materials to any clients for whom you hold book-entry interests in Old Notes registered in your name or in the name of your nominee. Please include a copy of this letter in the package you send to your client, unless your client is the beneficial owner of the Old Notes.

         To participate in the exchange offer, a beneficial owner of Old Notes must cause a DTC Participant to tender such beneficial owner's interest in Old Notes to the Exchange Agent's account maintained at DTC, for the benefit of the Exchange Agent, through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message by which such participant acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an "Agent's Message"). By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC Participant confirms on behalf of itself and the beneficial owners of interests in tendered Old Notes, all provisions of the Letter of Transmittal applicable to it.

         To cause DTC participants holding interests in of Old Notes to participate in the exchange offer, beneficial owners of Old Notes must complete, sign and date the enclosed "Instruction to DTC Participant or Other Custodian from Beneficial Owner" (or equivalent instructions) and deliver it to the broker, dealer, commercial bank, trust company or other nominee holding on their behalf any Old Notes they wish to exchange.

         DTC Participants who wish to tender Old Notes and who cannot deliver an Agent's Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Time must tender their Old Notes by executing and delivering the enclosed "Notice of Guaranteed Delivery" and following the guaranteed delivery procedures set forth in the Prospectus under the heading "The Exchange Offer-Guaranteed Delivery Procedures".

         Pursuant to the Letter of Transmittal, each tendering DTC Participant will be deemed to have made certain requests, representations and warranties to the Bank. The enclosed "Instruction to DTC Participant or Other Custodian from Beneficial Owner" form contains an authorization by the beneficial owners of Old Notes for you to make such requests, representations and warranties.

         The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

         Except for customary fees the Bank has agreed to pay the Dealer Managers and the Exchange Agent, the Bank will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. The Bank will pay or cause to be paid any transfer taxes payable with respect to the transfer of Old Notes to it, or to its order, pursuant to the exchange offer.

         Additional copies of the enclosed materials may be obtained from D.F. King and Co., Inc., 77 Water Street, New York, NY 10005.

                                                    Very truly yours,




                                                    Banco Santander Chile

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF BANCO SANTANDER CHILE OR EITHER OF THE DEALER MANAGERS OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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